EXHIBIT 10.14

FORM OF SPECTRA ENERGY CORP

EXECUTIVE SHORT-TERM INCENTIVE PLAN

ARTICLE I - GENERAL

SECTION 1.1    Purpose.    The purpose of the Spectra Energy Corp Executive Short-Term Incentive Plan, (the “Plan”) is to benefit and advance the interests of Spectra Energy Corp, a Delaware corporation (the “Corporation”), by rewarding selected senior executives of the Corporation and its subsidiaries for their contributions to the Corporation’s financial success and thereby motivate them to continue to make such contributions in the future by granting annual performance-based awards (individually, “Award”).

SECTION 1.2    Administration of the Plan.    The Plan shall be administered by a committee (“Committee”) which shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. The Committee shall be the Compensation Committee of the Corporation’s Board of Directors (“Board”) (or such subcommittee as may be appointed by the Board) except that (i) the number of directors on the Committee shall not be less than two (2) and (ii) each member of the Committee shall be an “outside director” within the meaning of Section 162(m)(4) of the Internal Revenue Code of 1986, as amended (the “Code”). All questions of interpretation, administration, and application of the Plan shall be determined by a majority of the members of the Committee, except that the Committee may authorize any one or more of its members, or any officer of the Corporation, to execute and deliver documents on behalf of the Committee. The determination of such majority shall be final and binding in all matters relating to the Plan. The Committee shall have authority and discretion to determine the terms and conditions of the Awards granted to eligible persons specified in Section 1.3 below (“Participants”).

SECTION 1.3    Eligible Persons.    Awards may be granted to key employees of the Corporation or any of its subsidiaries who are designated as such by the Committee. An individual shall not be deemed an employee for purposes of the Plan unless such individual receives compensation from either the Corporation or one of its subsidiaries for services performed as an employee of the Corporation or any of its subsidiaries.

ARTICLE II - AWARDS

SECTION 2.1    Awards.    The Committee may grant Awards to eligible employees with respect to each fiscal year of the Corporation, or such other performance period determined by the Committee, subject to the terms and conditions set forth in the Plan.

SECTION 2.2    Terms of Awards.    No later than 90 days after the commencement of each fiscal year of the Corporation, or within the period required to qualify for the “performance-based compensation” exception to Code Section 162(m) with respect to other performance periods, the Committee shall establish (i) performance targets (“Performance Targets”) for the Corporation for such fiscal year or other period

(“Performance Periods”) and (ii) target awards (“Target Awards”) that correspond to the Performance Targets, for each eligible employee to whom an Award for the Performance Period is granted (“Participant”). The Committee may establish Performance Targets for Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code in terms of specified levels of any of the following business measures, which may be applied with respect to the Corporation, or any of its subsidiaries or business units, and which may be measured on an absolute or relative to peer-group basis: total shareholder return; stock price increase; return on equity; return on capital; earnings per share; EBIT (earnings before interest and taxes); EBITDA (earnings before interest, taxes, depreciation and amortization); ongoing earnings (as defined by management); cash flow (including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of costs of capital); EVA (economic value added); economic profit (net operating profit after tax, less a cost of capital charge); SVA (shareholder value added); revenues; net income; operating income; pre-tax profit margin; performance against business plan; customer service; corporate governance quotient or rating; market share; employee satisfaction; safety; employee engagement; supplier diversity; workforce diversity; operating margins; credit rating; dividend payments; expenses; retained earnings; completion of acquisitions, divestitures and corporate restructuring; and individual goals based on objective business criteria underlying the goals listed above and which pertain to individual effort as to achievement of those goals or to one or more business criteria in the areas of litigation, human resources, information services, production, inventory, support services, site development, plant development, building development, facility development, government relations, product market share or management. The Committee may provide that the Performance Target will be determined by eliminating the financial effects of specified transactions or occurrences. Alternatively, the Committee may establish Performance Targets in terms of such strategic objectives as it may from time to time specify for Awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 2.3    Limitation on Awards.    The aggregate amount of all Awards payable to any Participant during any one calendar year shall not exceed Four Million Dollars ($4,000,000.00).

SECTION 2.4    Determination of Award.    The Committee shall, promptly after the date on which the necessary financial or other information for a particular Performance Period becomes available, certify in writing whether any Performance Target has been achieved, and, if so, the highest Performance Target that has been achieved, all in the manner required by Section 162(m) of the Code. If any Performance Target has been achieved, the Awards, determined for each Participant with reference to the Target Award that corresponds to the highest Performance Target achieved, for such Performance Period shall have been earned except that the Committee may, in its sole discretion, reduce the amount of any Award to reflect the Committee’s assessment of the Participant’s individual performance, to reflect the failure of the Participant to remain in the continuous employ of the Corporation or its subsidiaries throughout the applicable Performance Period, or for any other reason. Such awards shall become payable in cash as promptly as practicable thereafter, but in no event more than two and one-half months following the end of the year in which the Performance Period ends. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit a Participant to elect to defer payment of all or any portion of the Award the Participant might earn for a Performance Period, by making a deferral election on such terms and conditions as the Committee may establish from time to time.

ARTICLE III - MISCELLANEOUS

SECTION 3.1    No Rights to Awards or Continued Employment.    No employee shall have any claim or right to receive Awards under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving an employee any right to be retained by the Corporation or any of its subsidiaries.

SECTION 3.2    Restriction on Transfer, Beneficiary.    Awards (or interests therein) to a Participant or amounts payable with respect to a Participant under the Plan are not subject to assignment or alienation, whether voluntary or involuntary. Notwithstanding the foregoing, a Participant may designate a beneficiary or beneficiaries to receive, in the event of the Participant’s death, any amounts remaining to be paid with respect to the Participant under the Plan. The Participant shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries. To be effective, any such designation, revocation, or redesignation must be in such written form as the Corporation may prescribe and must be received by the Corporation prior to the Participant’s death. If a Participant dies without effectively designating a beneficiary or if all designated beneficiaries predecease the Participant, any amounts remaining to be paid with respect to the Participant under the Plan, shall be paid to the Participant’s estate.

SECTION 3.3    Tax Withholding.    The Corporation or a subsidiary thereof, as appropriate, shall have the right to deduct from all payments made under the Plan to a Participant or to a Participant’s beneficiary or beneficiaries federal, state, local or other taxes with respect to such payments.

SECTION 3.4    No Restriction on Right of Corporation to Effect Changes.    The Plan shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event involving the Corporation or a subsidiary or division thereof or any other event or series of events, whether of a similar character or otherwise.

SECTION 3.5    Source of Payments.    The Corporation shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Corporation, such rights shall be no greater than those of an unsecured creditor.

SECTION 3.6    Termination and Amendment.    The Plan shall continue in effect

until terminated by the Board. The Committee may at any time amend or otherwise modify the Plan in such respects as it deems advisable; provided, however, no such amendment or modification may be effective without Board approval or Corporation shareholder approval if such approval is necessary to comply with the requirements for qualified performance-based compensation under Section 162(m) of the Code.

SECTION 3.7    Governmental Regulations.    The Plan, and all Awards hereunder, shall be subject to all applicable rules and regulations of governmental or other authorities.

SECTION 3.8    Headings.    The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

SECTION 3.9    Governing Law.    The Plan and all rights and Awards hereunder shall be construed in accordance with and governed by the laws of the state of Texas.

SECTION 3.10    Effective Date.    The Plan shall become effective upon adoption by the Corporation, subject to the consummation of the separation transaction pursuant to which the Corporation becomes a separate publicly-held corporation for the first time.

IN WITNESS OF its adoption by the Board on ____________, 2006, this Plan is executed on behalf of the Corporation this ____ day of ________________, 2006.

SPECTRA ENERGY CORP

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